                                    SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]      Filed by a Party other than the Registrant

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Sec. 240.14a-12



               Lincoln National Convertible Securities Fund, Inc.
       -----------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

       -----------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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

               LINCOLN NATIONAL CONVERTIBLE SECURITIES FUND, INC.
                               ONE COMMERCE SQUARE
                             PHILADELPHIA, PA 19103


                          LET'S SET THE RECORD STRAIGHT


                                                                    May 25, 2001

Dear Fellow Shareholder:

         As we warned you, stock speculator and professional dissident Phillip Goldstein has once again targeted your Fund and dragged us into another expensive and disruptive proxy contest. It is unfortunate that for the second straight year your Fund is forced to spend valuable assets to repel Mr. Goldstein, but your Board of Directors is committed, above all else, to acting in the best interest of all Fund shareholders.

      WE URGE YOU NOT TO SUPPORT MR. GOLDSTEIN AND HIS BAND OF RAIDERS. ACT NOW TO PROTECT YOUR INVESTMENT BY SIGNING, DATING AND MAILING PROMPTLY YOUR ENCLOSED WHITE PROXY CARD. YOUR VOTE IS CRITICAL - PLEASE ACT TODAY!

         Mr. Goldstein is seeking your vote to elect himself and one of his cronies to your Board of Directors and to support his three shareholder proposals, including his ill-advised proposal to open-end your Fund. We are confident that you won't be fooled by Mr. Goldstein's folksy but often misleading and inaccurate rhetoric - remember, he has a long and checkered history as a corporate raider (by our count your Fund is Mr. Goldstein's fourth target so far this year) and, in our view, is advancing his own private arbitrage agenda for short-term personal gain. Ask yourself: Has Mr. Goldstein earned your vote?

                             YOUR VOTE IS IMPORTANT

         We have rescheduled your Annual Meeting for June 22, 2001 so that you will have adequate time to consider the issues important to the future of your investment and to make certain that your voice will be heard. We caution you not to return any green proxy card which you may receive from Mr. Goldstein - not even as a vote of protest. Instead, support your experienced, dedicated and qualified Board by signing, dating and promptly mailing your WHITE proxy card.

         Historically, many of our shareholders have failed to return their proxies - possibly believing that their vote wasn't important. This year, more than ever, your vote is critical to you and the future of your investment, regardless of the size of your holdings. Please act today!

                       YOUR BOARD HAS EARNED YOUR SUPPORT

         By now you have received Mr. Goldstein's proxy materials which are full of inaccuracies, exaggerations and unsupported accusations regarding the management of your Fund and its performance and which fail to tell you about the negative impact his proposals will have on long-term investors like you. It's time to set the record straight - Consider the Facts.

Your Fund Has a Long Record of Investing Success

         In what we believe is nothing more than a blatant attempt to get your vote, Mr. Goldstein has distributed misleading and inaccurate performance information about your Fund. Do not be misled.

         FACT: The Fund by its very nature is a long-term investment vehicle. As such, the most relevant information in evaluating the performance of your Fund is its long-term performance. After adjusting for the long-term capital gains tax paid by the Fund in 2000 which puts the Fund on a comparable basis with relevant indices and industry competitors (an important factor Mr. Goldstein either ignores conveniently or doesn't understand), the long-term performance of your Fund has been very competitive. As illustrated below, the Fund has outperformed its Lipper peer group over the 10 year period ended April 30, 2001 and we are justifiably proud of the Fund's long-term performance. Look at the facts:

                           10 Year Performance Record
                          Delivering Shareholder Value

        ------------------------------------------------------------------
                                                                  10 Years
        ------------------------------------------------------------------
        Lincoln National Convertible Securities Fund *             12.63%
        ------------------------------------------------------------------
        First Boston Convertible Securities Index                  12.78%
        ------------------------------------------------------------------
        Merrill Lynch Convertible Index                            13.42%
        ------------------------------------------------------------------
        Lipper Convertible Mutual Fund Average                     12.07%
        ------------------------------------------------------------------
        S&P 500 Index                                              15.24%
        ------------------------------------------------------------------
        Russell 2000 Index                                         12.68%
        ------------------------------------------------------------------
        Lehman Gov't/Corp Bond Index                                7.85%
        ------------------------------------------------------------------
        Merrill Lynch High Yield Master                             9.53%
        ------------------------------------------------------------------
        Note: Average Annual Return.  NAV performance through April 30, 2001.

        *  After adjusting for long-term capital gains taxes paid by Fund.

         FACT: We readily acknowledge that 2000 was a difficult year for investors as the U.S. equity and convertible markets suffered through one of the most volatile and disappointing years in history. Mr. Goldstein seizes on our performance during this volatile period while conveniently failing to put that performance in context since all of the major equity and convertible indices posted negative returns during this same period. More importantly, since the end of 2000, your Fund has rebounded strongly and is now outperforming its relevant peer groups and indices by a wide margin. Look at the facts:

                      2001 Year-To-Date Performance Record
                          Delivering Shareholder Value

        ----------------------------------------------------- -------------
                                                                  YTD
        ----------------------------------------------------- -------------
        Lincoln National Convertible Securities Fund                 4.92%
        ----------------------------------------------------- -------------
        First Boston Convertible Securities Index                    0.08%
        ----------------------------------------------------- -------------
        Merrill Lynch Convertible Index                              0.04%
        ----------------------------------------------------- -------------
        Lipper Convertible Mutual Fund Average                      -0.62%
        ----------------------------------------------------- -------------
        S&P 500 Index                                               -5.00%
        ----------------------------------------------------- -------------
        Russell 2000 Index                                           0.81%
        ----------------------------------------------------- -------------
        Lehman Gov't/Corp Bond Index                                 2.43%
        ----------------------------------------------------- -------------
        Merrill Lynch High Yield Master                              4.35%
        ----------------------------------------------------- -------------
        Note: NAV performance from January 1, 2001 through April 30, 2001.

                THE GOLDSTEIN GROUP'S SORRY RECORD OF PERFORMANCE

         Since Mr. Goldstein is so quick to criticize your Fund's short-term performance in an attempt to get your vote, we pulled-out last week's issue of Barron's and did some checking ourselves. Listed below are the one-year performance figures for the closed-end funds where Mr. Goldstein or one of the other dissidents he would like to be on your Board serves as a director or officer. In that Mr. Goldstein's platform seeks to open-end your fund because its stock trades at a discount to net asset value, we've also included the discount figures for these funds. Take a closer look:

     ---------------------------------------------------------- --------------- ---------------
                                                                 Discount to       52 Week
                            A Sorry Record of Performance            NAV           Return*
     ---------------------------------------------------------- --------------- ---------------
     The Austria Fund 1, 2  (OST)                                       -15.0%          -33.2%
     ---------------------------------------------------------- --------------- ---------------
     The Clemente Strategic Value Fund 1,  3, 4,7  (CLM)                -19.8%          -27.0%
     ---------------------------------------------------------- --------------- ---------------
     Cornerstone Strategic Return Fund 1,  3, 4  (CRF)                  -22.0%          -15.0%
     ---------------------------------------------------------- --------------- ---------------
     Progressive Return Fund 1, 4 (PGF)                                 -16.7%          -10.7%
      ---------------------------------------------------------- --------------- ---------------
     The Italy Fund 5 (ITA)                                             -11.3%           -8.5%
     ---------------------------------------------------------- --------------- ---------------
     The Mexico Equity and Income Fund 5 (MXE)                           -7.6%            9.3%
     ---------------------------------------------------------- --------------- ---------------
     Dresdner RCM Global Strategic Income Fund 5, 6  (DSF)               -3.6%            9.8%
     ---------------------------------------------------------- --------------- ---------------
     *52 week market return as reported in Barron's, 5/21/01.

Source: Barron's 5/21/01   1) Ralph Bradshaw, Director 2) Gary Bentz, Director
                           3) Gary Bentz, former Director  4) Gary Bentz,
                           Treasurer 5) Phillip Goldstein, Director
                           6) Andrew Dakos, Director 7) Phillip Goldstein, former Director

Your Board Has Managed the Fund Prudently

         In addition to his unwarranted criticisms of your Fund's performance, Mr. Goldstein wants you to believe that the Fund's portfolio turnover rate is excessive, accuses the adviser of "day trading," and criticizes the dividend rate. Do not be misled - Consider the Facts.



         FACT: Mr. Goldstein's criticism of your Fund's portfolio turnover rate is simply wrong. A convertible securities fund is expected to have a higher turnover rate than a fund investing in traditional equities because convertible securities have a much shorter life span than traditional equity securities. The fact is that typical convertible securities have a finite life (unlike traditional equities) and are often redeemed by the issuer in three years or less, and typically over one-third of the market changes each year due to redemptions and new issues. You should also know that the Fund's portfolio turnover rate has declined in each of the last two years and remains lower than that of many other similar funds. The Fund's portfolio turnover rate is hardly indicative of a "day trading" strategy. Mr. Goldstein's criticisms are a clear indication to us that he doesn't understand convertible securities investing - and doesn't deserve to be on your Board.

         FACT: Mr. Goldstein also wants you to believe that your Fund's 1999 dividend reduction resulted from poor investment decisions. Nothing could be further from the truth. The fact is that during earlier periods of high interest rates investment yields were also higher, which permitted your Fund to pay a higher dividend. As interest rates fell, so did investment yields resulting in an inevitably reduced dividend - it is simply market forces at work. You should also know that by reducing the dividend, your Fund was in effect improving its overall performance and prudently managing risk on your behalf. In fact, since the Fund's dividend was reduced at the end of the first quarter of 1999 through April 30, 2001, your Fund has outperformed its Lipper peer group and the major convertible, equity and fixed income benchmarks referenced on page 2 on a cumulative basis and after adjusting for the long-term capital gains tax paid by the Fund. We urge you not to be misled by Mr. Goldstein's self-serving criticisms.

                    OUR COMMITMENT - PROTECTING THE INTERESTS
                               OF ALL SHAREHOLDERS

         Your Board has acted, and will continue to act, in the best interests of all Fund shareholders, not just a few shareholders like Mr. Goldstein with his narrow, self-serving agenda. In addition to his unwarranted, self-serving criticisms, Mr. Goldstein is basing his campaign on a proposal to open-end your Fund to eliminate the discount between net asset value and market price. You should know that Mr. Goldstein's proposal is fraught with risk for long-term shareholders who want to continue to enjoy the Fund's long-term competitive returns. The back page of this letter addresses the serious risks associated with Mr. Goldstein's ill-advised proposal - risks you may well incur if Mr. Goldstein gets his way - and we urge you to give it your careful attention.

         The open market price discount to net asset value is a situation which has long affected the entire closed-end fund market, not just your Fund. And, contrary to what Mr. Goldstein wants you to believe, your Board of Directors has actively examined all potential means of reducing or eliminating the Fund's discount and views its open-market share repurchase program as the most prudent way to address this situation and to provide benefit to all of our shareholders
- not just a select few. In fact, since the share repurchase program was implemented on March 22, 2000, it has contributed to a significant reduction in the discount. At the time the share repurchase program was implemented, the Fund was trading at a 23.8% discount. On a year to date basis through April 30, 2001, the Fund has traded at an average discount of 12.4% and, as of May 24, 2001, the discount had been reduced to 10.7%. Your Board remains committed to this program for the benefit of all Fund shareholders - not just a select few.

         On a closing note, it is indeed disappointing to read Mr. Goldstein's materials and his personal attacks on your dedicated directors. Shareholders should not forget Mr. Goldstein's rhetoric in determining his fitness to act as a director of a public company.

         As an example, consider Mr. Goldstein's claim that the Fund staged a "Soviet style" election in 2000, simply because he was precluded from presenting his nominations and another proposal that were submitted to your Fund by Mr. Goldstein months after the published advance notice deadline. Characteristically, Mr. Goldstein filed a lawsuit claiming that he was improperly barred from presenting his nominations and proposal at the Fund's annual meeting. The subsequent ruling in Mr. Goldstein's favor was based primarily on the court's conclusion that the Fund's published advance notice deadline, because it was not also set forth in the Fund's bylaws, was unenforceable. This is an unsettled issue of Maryland corporate law and the Board believes that the lower federal court's conclusion was incorrect. The Board believed then, and it believes now, that the published advance notice deadline was valid and enforceable. Accordingly, the Board has decided to appeal the court's decision in the case.

                             PROTECT YOUR INVESTMENT

         Your Board urges you not to risk the future of your investment on the shortsighted, self-serving agenda of a stock speculator. Please do not return any green proxy card that he may send to you. You are urged to please sign, date and mail the enclosed WHITE proxy card.

         We will keep continue to act in the best interest of all Fund shareholders. On behalf of your Board, thank you for your continued interest and support.

                                     Sincerely,

                                     /s/ David K. Downes
                                     ------------------------------
                                     David K. Downes
                                     President


                                    IMPORTANT

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND MAIL YOUR WHITE PROXY CARD AT YOUR EARLIEST CONVENIENCE. SHAREHOLDERS WITH QUESTIONS OR REQUIRING ASSISTANCE MAY CALL D. F. KING & CO., INC., WHICH IS ASSISTING YOUR FUND, TOLL-FREE AT 1-800-628-8536.

                      WHAT MR. GOLDSTEIN FAILS TO TELL YOU

         The centerpiece of Mr. Goldstein's campaign is the conversion of your Fund to open-end status. We readily agree that this action will eliminate the discount, since open-end funds trade at net asset value instead of market prices determined by supply and demand. As speculative investors like Mr. Goldstein exit your Fund, however, we may be forced to immediately liquidate part of the portfolio (regardless of investment considerations) to pay for the redemptions causing a negative impact on expense ratios and shrinking the size of your Fund. As a result, short-term speculators, like Mr. Goldstein, will profit at the expense of long-term shareholders who have benefited and want to continue to benefit from your Fund's competitive long-term returns.

                    CONSIDER THE NEGATIVE IMPACT GOLDSTEIN'S
                      PROPOSAL MAY HAVE ON YOUR INVESTMENT

         Incredibly, Mr. Goldstein's own proxy materials offer you very little in support of his proposal. More importantly, however, we find it particularly noteworthy that Mr. Goldstein's very own proxy materials are absolutely silent on the likely negative impact your Fund may suffer should it convert to open-end status. Sometimes what you don't say is more important than what you do say. Consider carefully what Mr. Goldstein fails to tell you about his proposal:

         * Mr. Goldstein fails to tell you that your Fund's overall returns may be adversely impacted.

         * Mr. Goldstein fails to tell you that your Fund's expenses will increase significantly.

         * Mr. Goldstein fails to tell you that substantial redemptions could cause your Fund to sell portfolio securities at inopportune times and incur increased transaction costs.

         * Mr. Goldstein fails to tell you that your Fund may be forced to implement front-end and back-end sales charges.

         * Mr. Goldstein fails to tell you that your Fund would lose its New York Stock Exchange listing.

         * Mr. Goldstein fails to tell you that his proposal may have negative tax ramifications for shareholders.

         In our view, Mr. Goldstein's agenda is self-serving and not aligned with the interest of all Fund shareholders. In what we believe are your own best interests, we urge you to sign, date and mail promptly your WHITE proxy card. Your vote is important, so please act today!

               Lincoln National Convertible Securities Fund, Inc.

SHAREHOLDER NEWS

         May 25, 2001 . . . The Board of Directors of Lincoln National Convertible Securities Fund, Inc. announced today that it has acted to reduce the Fund's expenses. At the request of the Board, the Fund's investment adviser, Delaware Management Company, has agreed to waive a portion of its management fee for the period from June 30, 2001 through July 1, 2002. This action, implemented for the second consecutive year, reduces by 11.4% the management fee paid to the investment adviser and has the positive effect of increasing returns for all Fund shareholders.

                                     # # #